Exhibit 23.2
CONSENT OF INDEPENDENT AUDITORS
We consent to the incorporation by reference in Registration Statements (No.’s 333-134604 and 333-133964) of Packeteer, Inc. on Form S-8 of our report dated February 15, 2006 except for Note 2 as to which the date is October 11, 2006, relating to the financial statements of Tacit Networks, Inc. as of and for the year ended December 31, 2004, appearing in the Form 8-K/A of Packeteer, Inc.

Parsippany, New Jersey
January 9, 2007